SECOND AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 28th day of January, 2009 amends that certain Subadvisory Agreement effective September
24, 2007, as amended on January 1, 2009 (the "Agreement") among Virtus Opportunities Trust (f/k/a Phoenix Opportunities Trust) (the "Fund"), a Delaware statutory trust on behalf of its series Virtus Foreign Opportunities Fund (the "Series"), Virtus Investment Advisers, Inc. (f/k/a Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the "Adviser") and Vontobel Asset Management, Inc., a New York corporation (the
"Subadviser") as follows:

1.	The subadvisory fee for Virtus Global Opportunities Fund is
hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

2.	Schedule F to the Agreement is hereby deleted and Schedule
F attached hereto is substituted in its place to reflect the addition of Virtus Global Opportunities Fund.

3.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

4.	This Agreement may be executed in any number of
counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

      [signature page follows]

















      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS OPPORTUNITIES TRUST


By:  /s/ George R. Aylward
Name:	George R. Aylward
Title:    President


VIRTUS INVESTMENT ADVISERS, INC.


By:  /s/ Francis G.
Waltman
Name:	Francis G. Waltman
Title:   Senior Vice President



ACCEPTED:

VONTOBEL ASSET MANAGEMENT, INC.


By:  /s/ Henry Schlegel
Name:	Henry Schlegel
Title:	President and Chief Executive Officer

VONTOBEL ASSET MANAGEMENT, INC.


By:  /s/ Joseph Mastoloni
Name:	Joseph Mastoloni
Title:	First Vice President and Chief Compliance Officer



SCHEDULES:	A.	Operational Procedures
                  B.	Record Keeping Requirements
                  C.	Fee Schedule
                  D.	Subadviser Functions
                  E.	Form of Sub-Certification
                  F.	Designated Series


SCHEDULE C

      (a) 	For services provided to the Series, the Adviser will
pay to the Subadviser, a fee, payable in arrears at the annual rate set forth below by Series of the management fee as stipulated in the Fund's registration statement. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and its Series shall be valued as set forth in the then current registration statement of the Fund.

      The fee to be paid to the Subadviser is:


          FUND NAME                              ALL ASSETS

Virtus Foreign Opportunities Fund      50% of the gross advisory fee
Virtus Global Opportunities Fund       50% of the gross advisory fee


      The fee referred to above shall be wired to Vontobel's account set forth below:

		Bank:			JP Morgan Chase & Co.
					410 Park Avenue
					New York, NY 10022
					ABA No.:  021000021
					SWIFT:  CHASUS33

		Beneficiary:		Vontobel Asset Management, Inc.
					1540 Broadway, 38th Floor
					New York, NY 10036
					Account No.  904810445



SCHEDULE F

Virtus Foreign Opportunities Fund
Virtus Global Opportunities Fund